EXHIBIT 10.3
Platinum Underwriters Holdings, Ltd.

Amended and Restated Employee Severance Plan

(Effective as of July 24, 2008)
Purpose
The Board of Directors of Platinum Underwriters Holdings, Ltd. (“Platinum”) has determined that it is in the best interests of Platinum and its shareholders to amend and restate the Platinum Underwriters Holdings, Ltd. Employee Severance Plan (as so amended and restated, the “Plan”), which is intended to provide severance benefits to eligible employees of Platinum and its subsidiaries upon certain involuntary terminations of employment.
Participants
All full-time salaried employees of Platinum and its subsidiaries who have been employed for at least one full year.
Eligibility for Benefits
•	Eligible Terminations. Severance payments will be made when an eligible employee’s employment is terminated on account of a “reduction in force” or on account of the elimination of the employee’s position (an “Eligible Termination”), in each case as determined by the Plan administrator.

•	Non-Eligible Terminations. Employees will not be eligible for severance benefits upon a voluntary termination, a termination for “cause” or upon death or disability.

•	Release of Claims. Severance payments will be contingent upon the employee executing a full waiver and release in favor of Platinum and its affiliates no later than 30 days after an Eligible Termination (or the later expiration of any review period required by applicable law).
Severance Benefits
•	Severance Payment. The amount of the severance payment for an eligible employee will be equal to two weeks of the employee’s base salary for each full year of service with Platinum or a subsidiary of Platinum, with a minimum payment of 13 weeks of base salary and a maximum payment of 52 weeks of base salary. Service with predecessor entities will not be included in this calculation.

•	Manner of Payment. Severance payments will be made in the form of salary continuation for the applicable period, subject to applicable tax withholding.

•	Possible Reduction in Severance. Platinum may reduce or eliminate an employee’s entitlement to a severance payment under the Plan if, after being informed of his or her termination, the employee engages in conduct that is disruptive or damaging to Platinum.

•	Outplacement. Employees will be eligible for professional outplacement assistance at Platinum’s discretion, with the duration and content of such services to be determined by Platinum.
Plan Administration
The Plan will be administered by a committee of officers of Platinum, who will make all determinations as to eligibility and benefits, which shall be final and binding.
Section 409A Compliance
•	Separation from Service. Notwithstanding any other provision of the Plan, in no event shall an eligible employee be eligible for severance payments hereunder unless the Eligible Termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

•	Limit on Severance Amount. Notwithstanding any other provision of the Plan, in no event will the aggregate amount of severance payments for any eligible employee exceed two times the lesser of (1) such employee’s annualized compensation based upon the annual rate of pay for services provided to Platinum for the taxable year preceding the taxable year in which the employee has a separation from service (adjusted for any increase during that year that was expected to continue indefinitely if the employee had not separated from service), as determined in accordance with Treas. Reg. § 1.409A-1(b)(9)(iii)(A); or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such employee has a separation from service. The maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for 2008 is $230,000. Such amount has generally been increased each year to take into account increases in the cost of living.
Amendment and Termination
The Plan may be amended or terminated by Platinum at any time.

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